UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): March 29, 2017
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd. San Diego, California	92123
(Address of principal executive offices)	(Zip Code)
(858) 668-2586
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
Departure of Dr. Jane L. McAuliffe

On April 3, 2017, Bridgepoint Education, Inc. (the “Company”) announced that Dr. Jane L. McAuliffe will retire as the Company’s Executive Vice President of External Affairs and Chief Academic Officer, effective April 18, 2017. Dr. McAuliffe will continue to serve in her current role up until her retirement date on or about April 18, 2017.
2017 Annual Long-Term Incentive Grants
On March 29, 2017, the Compensation Committee of the Board of Directors of the Company granted long-term incentive awards under the Company’s Amended and Restated 2009 Stock Incentive Plan, as amended, to the Company's executive officers. The long-term incentive awards are comprised of (i) stock options, (ii) restricted stock units (“RSUs”) and (iii) performance cash, and are apportioned approximately one-third each in the form of stock options, RSUs and performance cash. Such awards were granted to the executive officers listed below in the following amounts:

Name	2017 Annual Long-Term Incentive Award ($)
Andrew S. Clark	1,536,000
Kevin S. Royal	525,000
Christopher M. Henn	611,000
Jane L. McAuliffe	—	(1)
Diane L. Thompson	365,000

(1)	No long-term incentive award was granted to Dr. McAuliffe, whose employment with the Company terminates effective April 18, 2017.
The stock options are subject to a four-year vesting schedule, with 25% of the shares subject to the stock option vesting on the first anniversary of the grant date, an additional 2% of the shares vesting thereafter on each monthly anniversary of the grant date for the 33 months following the first anniversary of the grant date, and an additional 3% of the shares vesting on each of the last three monthly anniversaries of the grant date. The RSUs are subject to a four-year vesting schedule, with 25% of the shares underlying the RSUs vesting on each anniversary of the grant date. The performance cash is subject to a four-year vesting schedule, with 25% of the cash subject to the performance cash award eligible for vesting on each anniversary of the grant date contingent upon the achievement of revenue and EBITDA performance goals established for the fiscal year ending December 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2017		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel